UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 12b-25

SEC FILE NUMBER

333-181747

CUSIP NUMBER

NOTIFICATION OF LATE FILING

(Check one):      [X ] Form 10-K

[ ] Form 20-F

[ ] Form 11-K

[ ] Form 10-Q

[ ] Form 10-D

[ ] Form N-SAR

[ ] Form N-CSR

For Period Ended

March 31, 2017

[ ]

Transition Report on Form 10-K

[ ]

Transition Report on Form 20-F

[ ]

Transition Report on Form 11-K

[ ]

Transition Report on Form 10-Q

[ ]

Transition Report on Form N-SAR

For the Transition Period Ended

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

MOBETIZE CORP.

Full Name of Registrant

Not applicable

Former Name if Applicable

Suite 205, 8105 Birch Bay Square Street

Address of Principal Executive Office (Street and Number)

Blaine, WA 98230

City, State and Zip Code

PART 11 - RULES 12b-25(b) AND (c)

If  the  subject  report  could  not  be  filed  without  unreasonable  effort  or  expense  and  the  registrant  seeks  relief  pursuant  to  Rule

12b-25(b), the following should be completed.  (Check box if appropriate).

[x]

(a)

The   reasons   described   in   reasonable   detail   in   Part   III   of   this   form   could   not   be   eliminated   without

unreasonable effort or expense;

[x]

(b)

The  subject  annual  report,  semi-annual  report,  transition  report  on  Form  10-K,  Form  20-F,  11-K  Form  N-

SAR  or  Form  N-CSR,  or  portion  thereof,  will  be  filed  on  or  before  the  fifteenth  calendar  day  following  the prescribed  due  date;  or  the  subject  quarterly  report  of  transition  report  on  Form  10-Q  or  subject  distribution report  on  Form  10-D,  or  portion  thereof  will  be  filed  on  or  before  the  fifth  calendar  day  following  the prescribed due date; and

(c)

The accountant’s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Mobetize Corp. (the “Company”) cannot complete its Form 10-K within the prescribed time period as management is unable to complete a review of its consolidated financial statements by June 29, 2017. The delay cannot be cured without unreasonable effort or expense. In accordance with Rule 12b-25 under the Securities Exchange Act of 1934, the Company anticipates filing its Form 10-K no later than fifteen calendar days following the prescribed due date.

PART IV - OTHER INFORMATION

(1)

Name and telephone number of person to contact in regard to this notification

AJAY HANS

(778)

588-5363

(Name)

(Area Code)

(Telephone Number)

(2)

Have all  other periodic reports  required  under Section 13 or 15(d) of the Securities  Exchange Act  of

1934  or  Section  30  of  the  Investment  Company  Act  of  1940  during  the  preceding  12  months  or  for

such shorter period that the registrant  was  required to file such report(s) been filed?   If answer is  no,

identify report(s).

[X] Yes  [  ] No

(3)

Is  it  anticipated  that  any  significant  change  in  results  of  operations  from  the  corresponding  period for  the  last  fiscal  year  will  be  reflected  by  the  earnings  statements  to  be  included  in  the  subject report or portion thereof?

[  ] Yes  [X] No

If  so,  attach  an  explanation  of  the  anticipated  change,  both  narratively  and  quantitatively,  and,  if appropriate, state the reasons why a reasonable estimate of the results cannot be made

MOBETIZE CORP.

(Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date

June 29,2017

By

/s/ Ajay Hans

Ajay Hans

CFO and Director

INSTRUCTION:     The  form  may  be  signed   by  an  executive  officer  of  the  registrant   or  by  any  other  duly  authorized

representative.    The  name  and  title  of  the  person  signing  the  form  shall  be  typed  or  printed  beneath  the  signature.    If  the

statement  is  signed on behalf of the registrant  by an  authorized  representative  (other than an  executive  officer),  evidence of the representative’s authority to sign on behalf of the registrant shall be filed with the form.

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